CASH SYSTEMS, INC. ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                         CHEX SERVICES, INC.


     Minneapolis, July 23, 2003 - Cash Systems, Inc. (OTCBB: CSHS) announced the execution of a definitive agreement to acquire Chex Services, Inc. from its parent company, Equitex, Inc. (NASDAQ: EQTX). Terms of the agreement calls for Cash Systems to issue 9,000,000 shares of its common stock to Equitex for all the outstanding common shares of Chex Services. At the closing, Chex is required to have completed the liquidation of certain securities of its parent, Equitex, that are owned by Chex, and to require payment of certain outstanding notes receivable of Chex, collectively resulting in the payment of approximately $4 million in cash.

     As part of the agreement, Equitex will distribute to its stockholders, following necessary stockholder and regulatory approval, that number of shares of Cash Systems common stock required for Equitex to hold less than ten percent of Cash Systems' outstanding common stock following the transaction or 1,500,000 shares, whichever is less.

     Chex Services provides check cashing, ATM and credit card cash advance services to several Native American casinos across the United States and is expected to significantly increase Cash Systems' full-service check cashing client base.

     Closing of the transaction is subject to certain requirements including necessary stockholder approval, completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed or with terms beneficial to the Company.

About Cash Systems, Inc.

     Minneapolis-based Cash Systems, Inc. has grown from a regional ATM provider to one of four cash access companies serving the gaming industry. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Cash Systems gaming clients are comprised of both Native American and commercial entities. Please visit http://www.cashsystemsinc.com for more information.

This press release does not constitute an offer of any securities for sale.

***

     This press release may contain forward-looking statements, including the company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the company's plan of operation, changes in the company's anticipated earnings, continuation of current contracts, changes in gaming and other applicable regulations, and other factors detailed in the company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.